ADVISORY AGREEMENT

THIS AGREEMENT is between IXI Mobile, Inc. (the “Company”) and Andre Dahan (“Advisor”), for services as hereinafter provided is entered as of November 15, 2005 (“Effective Date”).

1.	APPOINTMENT.

1.1.
The Company hereby appoints Advisor, and Advisor hereby agrees to be appointed by the Company, as a member of the Company’s Advisory Board. Advisor shall actively assist the Company in its business development efforts. Furthermore Advisor shall meet with the Company’s senior executives and Board of Directors and give advise with respect to the Company’s strategic and technical direction and development at such times, places and locations, and regarding such subject matters, as shall be mutually designated by the Company and the Advisor from time to time (the “Services”).

2.	COMPENSATION

2.1.	In consideration for the Services rendered the Company shall pay Advisor as follows:

2.1.1.	As of the Effective date and until the Company’s IPO a monthly fee $5,000, against the production of a valid invoice.

2.1.2.	After the Company’s IPO, a monthly fee $10,000, against the production of a valid invoice.

2.2.	In addition, you shall be granted Stock Options as follows:

2.2.1.
Upon approval of the Company’s Board of Directors, Advisor shall be granted 185,571 options (representing 1% of the Company’s fully diluted share holding on the Effective Date) to purchase Common Stock of the Company, at an exercise price per share of US$0.05 in accordance with the Company’s applicable stock option plan and Advisor’s stock option agreement with the Company. (the "Grant"). Beginning on the Effective Date, the Total Grant options shall vest over a forty eight (48) months period, such that 1/48 of the Options shall vest on the first of each month as of the Effective Date, provided that at each such time Advisor is an Advisor to the Company pursuant to this Agreement. Vested options may be exercised at any time up to ten years from date of grant so long as Advisor is an Advisor to the Company pursuant to this Agreement. Unless otherwise agreed by the Company, all vested options must be exercised within 90 days of the day at which Advisor ceases to be an Advisor to the Company (i.e., Advisor shall have 60 days after termination of consultancy to exercise all options which were vested on date consultancy was terminated). Anything herein to the contrary notwithstanding, if prior to the initial public offering of the securities of the Company (the “IPO”) all the outstanding shares or assets of the Company were to be sold to a third party in one transaction or a series of related transactions (a “Change of Control Event”), then all the options shall vest immediately prior to the consummation of such Change of Control Event.

If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a stock dividend (bonus shares), stock split, combination or exchange of shares, re-capitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Shares subject to the Option therefore granted, and the Option Price, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Option Price

3.	INDEPENDENT CONTRACTOR RELATIONSHIP

3.1.
Nature of Relationship. Advisor’s relationship with the Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Advisor is not the agent of the Company and is not authorized to make any representation, contract, or commitment on behalf of the Company unless specifically required or authorized in writing to do so by the Company.

3.2.
Advisor Responsible for Taxes and Records. Advisor will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Advisor’s performance of services and receipt of compensation and/or options under this Agreement.

4.	CONFIDENTIAL INFORMATION; ASSIGNMENT OF INVENTIONS; NON COMPETE

4.1.
Confidentiality. Without derogating from any and all Advisor's duties and obligations to the Company as a member of the Company's Board of Directors, Advisor additionally undertakes to keep confidential, and not to use for any purpose whatsoever except for internal purposes, any and all information relating, in any way, to the Company which had been provided to Advisor by the Company or was otherwise obtained by the Advisor, other than information which Advisor can document is within the public domain or was independently developed by Advisor without use of information provided by the Company or which Advisor is required to disclose by applicable law.

4.2.
Assignment of Inventions. Advisor hereby assigns to the Company all right, title and interest he may have or acquire in all inventions, including patent rights ("Inventions") developed by Advisor during its engagement by the Company and which arise out of or relate to his engagement with the Company hereunder, and agrees that all such Inventions shall be the sole property of the Company and its assigns. Advisor further agrees to reasonably assist the Company (at the Company's expense) to obtain and enforce patents, copyrights or other rights on said Inventions in any and all countries.

4.3.
Non - Competition. During the term of this Agreement, and for a period of 6 months after termination of this Agreement, Advisor may render services to others as an advisor, provided however that the Advisor shall not render any services for any business or organization that sponsors, produces or sells goods or services which compete or are intended to compete or that conflict with the business of the Company.

5.	TERMINATION

5.1.	Termination. Either party may terminate this Agreement with or without cause upon thirty (30) days prior written notice to the other party hereto.

5.2.	Survival of Section 3. Notwithstanding the provisions of Section 5.1 above, the provisions of Section 4 above shall survive any termination or expiration of this Agreement.

6.	GENERAL PROVISIONS

6.1.
Reimbursement of Expenses. The Company shall reimburse Advisor for his necessary direct and actual out-of-pocket expenses with regard to the services provided by him, provided that the Company will give prior approval with respect to such expenses.

6.2.	Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Delaware.

6.3.
Entire Agreement; Headings. This agreement sets forth the entire understanding and agreement of the parties as the subject matter of this Agreement. It may not be changed orally but only by a written document signed by both parties. Titles or headings to the sections of this Agreement are not part of the terms of this Agreement, but are inserted solely for convenience.

6.4.
Successors and Assigns. Neither this Agreement nor any of the rights or obligations of Advisor hereto arising under this Agreement may be assigned or transferred without prior written consent from the Company. This Agreement will be for the benefit of the Company’s successors and assigns, and will be binding on and for the benefit of Advisor’s heirs and legal representatives.

6.5.
Notices. All notices, requests and other communications under this Agreement must be in writing and must be mailed by registered or certified, postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given three business days after it was mailed, as evidenced by the postmark. If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. The mailing address for notice to either party will be the address shown on the signature page of this agreement. Either party may change its mailing address by notice as provided by this Section 6.5.

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In Witness whereof the parties have executed this Agreement on the date above.

Gideon Barak	/s/ Andre Dahan
IXI Mobile, Inc. By: Gideon Barak Title: Chairman	Andre Dahan